Exhibit 99.1

FOR IMMEDIATE RELEASE

Nicolet National Bank Announces Branch Closings

Consolidation to minimize customer and employee impact

GREEN BAY, WI, September 14, 2016 – Nicolet National Bank (“Nicolet”) announces that it will close six branches, five of which will close on December 16, 2016. The impacted branches are located in Appleton (College Avenue), Ashwaubenon (Hansen Road), Bellevue (Main Street), Ledgeview (South Broadway), Kewaunee (Center Street) and Two Rivers (Lincoln Avenue). The branch in Kewaunee will close on October 28, 2016. Following the closings, Nicolet will operate 36 branches in Northeast and Central Wisconsin and the upper peninsula of Michigan.

Nicolet has notified its employees of the change and has sent a letter in the mail to customers. Most employees will remain with Nicolet and serve customers at another location.

Mike Daniels, President and CEO of Nicolet National Bank said, “Given the overlapping geographies, most of the affected branches are within a couple of miles of another Nicolet location making this action possible. We are simply following our vision of how to be a successful community bank. We need to make a difference in the communities we serve and do so as efficiently as possible.”

Daniels added, “We knew we had overlapping branches after our recently completed merger, especially in Brown County. We wanted to take our time to be certain we were doing the right thing for our customers and our people. We are very happy that most of our employees will stay with Nicolet.”

About Nicolet National Bank:

Nicolet National Bank is a growing, full-service, community bank providing services ranging from commercial and consumer banking to wealth management and retirement plan services. Founded in Green Bay in 2000, Nicolet National Bank operates branches in Northeast and Central Wisconsin and the upper peninsula of Michigan. Nicolet National Bank is the wholly-owned banking subsidiary of Nicolet Bankshares, Inc. (NASDAQ: NCBS). More information can be found at www.nicoletbank.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the federal securities law. Statements in this release that are not strictly historical are forward-looking and based upon current expectations that may differ materially from actual results. These forward-looking statements, identified by words such as “will”, “expect”, “believe” and “prospects”, involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statement made herein. These risks and uncertainties include, but are not limited to, general economic trends and changes in interest rates, increased competition, regulatory or legislative developments affecting the financial industry generally or Nicolet specifically, changes in consumer demand for financial services, the possibility of unforeseen events affecting the industry generally or Nicolet specifically, the uncertainties associated with newly developed or acquired operations and market disruptions. Nicolet undertakes no obligation to release revisions to these forward-looking statements publicly to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.